Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2009 RESULTS

Philadelphia, PA – July 15, 2009.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2009.

Second Quarter Highlights

•	Gross profit improved to 16.2% of net sales
•	Segment income rose to 11.8% of net sales
•	Diluted earnings per share increased 6.6% to $0.65

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with the overall operating performance and results in the second quarter and first half of the year, especially in light of the current challenging economic environment around the world.  Our results are a reflection of the constant focus on world class performance to drive increased efficiencies and productivity and are particularly noteworthy given the impact of a stronger U.S. dollar on the reported results of our non-U.S. operations.  Globally, our beverage can sales unit volumes were up 2% in the quarter which was driven by our businesses in developing markets and built on the 3% growth in the same period last year.  In the United States, second quarter beverage can volumes were level to last year reflecting the stability and strength provided by our diverse customer base while profit margin improved through a combination of cost containment and increased efficiencies.”

Second Quarter Results
Net sales in the second quarter were $2,055 million compared to $2,196 million in the second quarter of 2008.  Beverage can unit volume growth was offset by foreign currency translation of $205 million and the pass-through of lower aluminum costs.

Gross profit in the quarter of $333 million, compared to $351 million in the second quarter of 2008, expanded to 16.2% of net sales from 16.0% of net sales in the second quarter of 2008.  Growth in beverage can unit volumes as well as ongoing cost reduction and efficiency improvement programs partially offset unfavorable foreign currency translation of $34 million and increased pension expense of $25 million.

Selling and administrative expense in the second quarter was $90 million compared to $105 million in last year’s second quarter.  The decrease primarily reflects foreign currency translation of $12 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) in the second quarter was $243 million, compared to $246 million in the second quarter of 2008, and reflects an increase of $25 million in pension expense and $22 million in unfavorable currency translation.  Segment income as a percentage of net sales improved to 11.8% from 11.2% in the 2008 second quarter.  On a currency and pension neutral basis, segment income grew 17.9% in the second quarter of 2009 compared to the same period last year.

“Underscoring our continuing commitment and excitement about the Vietnamese and broader Southeast Asian markets, we acquired a new beverage can plant northeast of Ho Chi Minh City in late June that we expect will begin commercialization in this year’s fourth quarter,” Mr. Conway noted.  “With the first half behind us, the Company remains on plan to achieve its operating targets for 2009 and to generate strong free cash flow again this year.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the second quarter was $62 million compared to $79 million in the second quarter of 2008. The decrease reflects the impact of lower average borrowing rates, $4 million of foreign currency translation and lower average debt outstanding.

Net income attributable to Crown Holdings in the second quarter grew 6.1% to $105 million over the $99 million in the second quarter of 2008.  Earnings per diluted share in the second quarter rose 6.6% to $0.65 over the $0.61 in the 2008 second quarter.

In the second quarter, the Company recorded a net charge of $1 million, or $0.01 per diluted share, relating to previously announced restructuring actions, net of asset sale gains.  During the second quarter of 2008, the Company recorded a pre-tax gain on sale of assets of $2 million and a pre-tax charge of $1 million for restructuring actions.  There was no net after-tax impact on earnings per diluted share from these items in the second quarter of 2008.

As previously announced, on May 5, 2009, the Company sold $400 million of 7.625% senior notes due 2017. The notes were issued at a discount to par to yield 8.125% and the proceeds have been temporarily applied to fully pay down borrowings under the Company’s revolving credit facility which currently bears interest at Libor or Euribor plus 100 basis points.

The following table reconciles net income and diluted earnings per share attributable to Crown Holdings to net income before certain items.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Net income as reported	$105	$99	$145	$126
Items, net of tax:
Provision for restructuring	1	1	2	1
Gain on sale of assets		(1)	(1)	(1)
Loss from early extinguishment of debt				2
Closure of non-consolidated PET joint venture			5
Net income before the above items	$106	$99	$151	$128

Earnings per diluted share as reported	$0.65	$0.61	$0.90	$0.77

Diluted earnings per share before the above items	$0.66	$0.61	$0.94	$0.78

Net income before the above items and diluted earnings per share before the above items are non-GAAP measures.

Six Month Results
For the first six months of 2009, net sales were $3,739 million compared to $4,059 million in the first six months of 2008.  The decrease was primarily due to $394 million in unfavorable foreign currency translation and the pass-through of lower aluminum costs which were partially offset by sales unit volume growth in beverage cans.  Approximately 71% of net sales were generated outside the U.S. in the first six months of 2009 compared to 74% in the first half of 2008.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Gross profit for the six month period improved to 15.5% of net sales over the 14.9% of net sales in the first six months of 2008.  For the six months, gross profit was $578 million, compared to $603 million in the first six months of 2008, and reflects beverage can unit volume growth, cost containment initiatives and increased operating efficiencies which partially offset $63 million of unfavorable foreign currency translation and a $54 million increase in pension expense.

Selling and administrative expense for the six month period ended June 30, 2009 was $179 million compared to $207 million for the same 2008 period and reflects $22 million of foreign currency translation.

Segment income in the first half of 2009 was $399 million compared to $396 million in the first six months of 2008 and grew to 10.7% of net sales compared to 9.8% in the first half of last year.  Increased pension expense and foreign currency translation decreased segment income by $54 million and $41 million, respectively, in the first six months of 2009 compared to 2008.  On a currency and pension neutral basis, segment income grew 24.7% in the first half of 2009 compared to the first six months of 2008.

For the first six months of 2009, interest expense was $123 million compared to $156 million for the same period last year.  The decrease reflects the impact of lower average borrowing rates, foreign currency translation of $9 million and lower average debt outstanding.

Net income attributable to Crown Holdings for the first six months of 2009 increased 15.1% to $145 million over net income of $126 million for the same period in 2008.  Earnings per diluted share for the first six months of 2009 rose 16.9% to $0.90 over the $0.77 in the first half of last year.

During the first half of 2009 the Company recorded a net charge of $6 million, or $0.04 per diluted share, related to restructuring actions, asset sale gains and the closure of its non-consolidated PET plastic bottle joint-venture in Brazil.  During the first six months of 2008, the Company recorded a net charge of $2 million, or $0.01 per diluted share, for restructuring, gain on sale of assets and loss from early extinguishments of debt.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $459 million lower at June 30, 2009 than at June 30, 2008, due primarily to $435 million in free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) generated in the twelve months ended June 30, 2009 and foreign currency translation of $104 million.  As of June 30, 2009, currency translation increased net debt by $30 million from March 31, 2009 and decreased net debt by $3 million from December 31, 2008.

Debt and cash amounts were:

	June 30, 2009	December 31, 2008	June 30, 2008	December 31, 2007
Total debt	$3,735	$3,337	$3,799	$3,437
Cash	706	596	311	457
Net debt	$3,029	$2,741	$3,488	$2,980

Receivables securitization	$272	$234	$279	$272

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented above regarding net income before certain items does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items can be used to evaluate the Company’s operations. Segment income, free cash flow, net debt and net income before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow, net debt and net income before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 16, 2009 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0436 or toll-free (888) 566-5969 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 23.  The telephone numbers for the replay are (203) 369-1184 or toll free (866) 448-5639 and the access passcode is 9220.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to increase efficiency and productivity, the Company’s ability to increase unit volumes and sales in developing markets such as Vietnam and Southeast Asia, the Company’s ability to commercialize new facilities, the Company’s ability to maintain and benefit from a diverse customer base and the Company’s ability to achieve operating targets and generate free cash flow that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

*     *     *     end     *     *     *

For more information, contact:
Timothy J. Donahue, Executive Vice President and Chief Financial Officer, (215) 698-5088, or
Ed Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Net sales	$2,055	$2,196	$3,739	$4,059

Cost of products sold	1,676	1,789	3,068	3,347
Depreciation and amortization	46	56	93	109
Gross profit (1)	333	351	578	603

Selling and administrative expense	90	105	179	207
Provision for restructuring	1	1	2	1
Gain on sale of assets	(1)	(2)	(1)	(2)
Loss from early extinguishments of debt				2
Interest expense	62	79	123	156
Interest income	(1)	(2)	(3)	(5)
Translation and foreign exchange adjustments		1	4	1
Income before income taxes and equity earnings	182	169	274	243
Provision for income taxes	44	42	68	68
Equity earnings/(loss) in affiliates	1	3	(4)	3
Net income	139	130	202	178
Net income attributable to noncontrolling interests	(34)	(31)	(57)	(52)
Net income attributable to Crown Holdings	$105	$99	$145	$126
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.66	$0.62	$0.91	$0.79
Diluted	$0.65	$0.61	$0.90	$0.77

Weighted average common shares outstanding:
Basic	158,920,842	159,631,670	158,707,472	159,409,493
Diluted	161,728,278	163,298,467	161,508,765	163,037,370
Actual common shares outstanding	160,037,940	160,868,424	160,037,940	160,868,424

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and six months ended June 30 follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Gross profit	$333	$351	$578	$603
Selling and administrative expense	90	105	179	207
Segment income	$243	$246	$399	$396

	Segment Information

	Three Months Ended June 30		Six Months Ended June 30
Net Sales	2009	2008	2009	2008

Americas Beverage	$478	$519	$887	$952
North America Food	250	220	447	405
European Beverage	453	476	792	824
European Food	466	557	855	1,045
European Specialty Packaging	108	125	189	230
Total reportable segments	1,755	1,897	3,170	3,456
Non-reportable segments	300	299	569	603
Total net sales	$2,055	$2,196	$3,739	$4,059

Segment Income

Americas Beverage	$62	$62	$103	$105
North America Food	29	20	47	31
European Beverage	88	84	145	133
European Food	71	63	123	103
European Specialty Packaging	8	11	9	12
Total reportable segments	258	240	427	384
Non-reportable segments	46	42	88	82
Corporate and other unallocated items	(61)	(36)	(116)	(70)
Total segment income	$243	$246	$399	$396

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30	2009	2008
Assets
Current assets
Cash and cash equivalents	$706	$311
Receivables, net	939	1,085
Inventories	1,209	1,325
Prepaid expenses and other current assets	115	116
Total current assets	2,969	2,837

Goodwill	2,031	2,266
Property, plant and equipment, net	1,490	1,612
Other non-current assets	900	983
Total	$7,390	$7,698

Liabilities and equity
Current liabilities
Short-term debt	$62	$78
Current maturities of long-term debt	27	29
Other current liabilities	1,850	2,090
Total current liabilities	1,939	2,197

Long-term debt, excluding current maturities	3,646	3,692
Other non-current liabilities	1,441	1,258

Noncontrolling interests	386	348
Crown Holdings shareholders' (deficit)/equity	(22)	203
Total equity	364	551
Total	$7,390	$7,698

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30	2009	2008

Cash flows from operating activities
Net income	$202	$178
Depreciation and amortization	93	109
Other, net	(458)	(641)
Net cash used for operating activities (A)	(163)	(354)

Cash flows from investing activities
Capital expenditures	(75)	(71)
Other, net	(3)	(15)
Net cash used for investing activities	(78)	(86)

Cash flows from financing activities
Net change in debt	375	269
Other, net	(31)	6
Net cash provided by financing activities	344	275

Effect of exchange rate changes on cash and cash equivalents	7	19

Net change in cash and cash equivalents	110	(146)
Cash and cash equivalents at January 1	596	457

Cash and cash equivalents at June 30	$706	$311

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures.  A reconciliation from net cash used for operating activities to free cash flow for the three and six months ended June 30 follows:

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Net cash used for operating activities	$182	$89	$(163)	$(354)
Capital expenditures	(25)	(38)	(75)	(71)
Free cash flow	$157	$51	$(238)	$(425)